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                                                                      EXHIBIT 15


The Board of Directors of Pfizer, Inc.:

Re: Registration Statement No. 333-98105

With respect to the subject registration statement on Form S-4 of Pfizer Inc., we acknowledge our awareness of the use therein of our reports dated May 15, 2002 and August 13, 2002 relating to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 ("the Act"), such reports are not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.




KPMG LLP
New York, New York
September 27, 2002